Exhibit 99.1
Chart Industries Reports 2020 Second Quarter Results

Atlanta, Georgia – July 23, 2020 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas and energy industries, today reported results for the second quarter ended June 30, 2020. Further details can be found in the supplemental presentation included with this release. Highlights include:

•Second quarter 2020 orders of $267.6 million included $125.1 million in June 2020, making it the highest order month of 2020 to date, a record order month for HLNG vehicle tanks and contributing to a record order quarter for LNG fueling stations
•Booked small-scale LNG terminal order for U.S. utility customer ($13.3 million)
•Signed five long-term agreements with major customers including repair and service, and booked orders with 132 new customers in the second quarter 2020; total new customers year-to-date of 260 includes 68 specialty market customers
•Expanded to eight confidential pilot projects for hydrogen (from four at the end of Q1 2020)
•Gross margin as a percent of sales of 29.8% (30.3% normalized for restructuring charges) is an increase of 310 basis points over the second quarter of 2019 and 130 basis points sequentially over the first quarter of 2020
•Executed on $61.2 million of annualized cost savings in the first half of 2020, driving expected continued expansion of gross margin and operating income as a percent of sales throughout the second half of 2020
•Generated $54.8 million of net cash provided by operating activities, which equates to $44.1 million of operational free cash flow (after $11 million of capital expenditures) resulting in net leverage ratio of 2.97, a reduction from 3.12 at the end of the first quarter 2020
•Reported earnings per diluted share of $0.57 includes restructuring and other one-time items resulting in adjusted earnings per diluted share of $0.63
•Full year 2020 guidance of revenue of $1.3 billion to $1.4 billion and associated diluted adjusted EPS of $3.00 to $3.50

We finished the second quarter of 2020 with $125.1 million of orders in the month of June, bringing second quarter total orders to $267.6 million. June was the strongest order month of 2020 to date and included a $13.3 million utility-scale LNG terminal order.

Medical oxygen-related orders, generally for use with COVID-19 patients, increased 23.9% in the second quarter of 2020 compared to the first quarter. We saw peak medical oxygen demand in the month of April with related orders tapering to more typical levels in late May and June. In early July 2020, orders have begun to pick up for these applications due to “round two” of COVID-19 hot spots in the United States and Latin America. Perhaps more impactful to our year and next decade growth is the fact that COVID-19 has sparked an emphasis on health and clean energy transformation, accelerating efforts and incenting governments to think through investments in renewable energy sources and storage, including hydrogen, carbon capture, biogas/biomethane and LNG. Governments have been responding on a massive scale with stimulus packages, many of which are targeted to kick starting or further progressing the transition to clean energy and to achieve their climate targets. 86 countries have set a specific climate goal by 2050 and 68 of those countries have announced actions in 2020 on how they plan to achieve those goals. Additionally, in the second quarter 2020, multiple governments set new or extended regulations that support this transition. June 2020 was a record order month for HLNG vehicle tanks for over the road trucking (over $25 million in orders), a significant rebound after nearly two months of customer shutdowns due to COVID-19. The rebound is in part due to the June 2020 German government three-year extension of the natural gas vehicle toll exemption and the corresponding expected near-term increase from our sole source customers for this application. We shipped our first HLNG vehicle tanks from our Ornago, Italy location on July 6, 2020, furthering our geographic proximity to this growth engine.

The United States LNG infrastructure buildout got a boost on June 19, 2020 when regulations were finalized to allow for the rail shipment of LNG. Our unique Gas-By-Rail product offering will support the transport of LNG, in particular for transport within the United States to regions where pipeline capacity is fixed and insufficient and permitting is difficult and slow. Outside of the United States, where LNG infrastructure is more mature, we continue to see record activity levels. In our Distribution & Storage Eastern Hemisphere segment (“D&S East”), we booked 22 LNG fueling station orders in the second quarter, the highest quarter of fueling stations in our history. This brings our first half 2020 orders for fueling stations to 36, compared to the first half of 2019’s 23 station orders.

Our business continues to expand into new markets and our customer base continues to grow. For example, we received orders with 128 new customers in the first quarter of 2020 and 132 in the second quarter of 2020. 54% of these 260 new customers this year are outside of North America, further demonstrating the long-term fundamental global clean energy transition and our geographic diversity. Year-to-date, specialty markets new customers totaled 68 contributing to our second quarter 2020 specialty market order increase of 39% when compared to the second quarter of 2019. Year-to-date, specialty market orders are 18.4% above the first 6 months of 2019 and every specialty market except space has had an increase in orders, with cannabis up 69%, wastewater 29%, and hydrogen 25%.

Hydrogen is a key element (pun intended!) in our specialty market offering that supports clean energy targets globally. In the second quarter, we began work on hydrogen projects and equipment for China, Europe, India, and the United States. For example, we received a $1.3 million order for a first of a kind order for a new liquid hydrogen trailer design and another first of a kind order for a liquid hydrogen and LOX pump skid for a space launch customer. Additionally, we are currently working with 8 different customers under non-disclosure agreements (“NDA”)

for hydrogen applications, compared to being under 4 NDAs for hydrogen at the end of the first quarter 2020. And in our ongoing efforts to provide state of the art products for clean energy, promote ESG initiatives and provide the safest products to the industry, we will be building a hydrogen test facility at our New Prague, Minnesota location. The test facility will greatly enhance industry knowledge regarding safe procedures for the design of equipment and handling of hydrogen at fueling stations, transfill storage depots and other hydrogen plants in addition to being used to test new hydrogen-related products designed and manufactured by Chart. Testing at the new facility is anticipated to begin in the fall of 2020.

Backlog of $697.3 million includes $72 million for Venture Global’s Calcasieu Pass project. E&C Cryogenics’ backlog excluding big LNG (excluding Calcasieu Pass) increased 3% versus the first quarter of 2020 and 10% compared to last year’s second quarter. Both D&S businesses’ backlog have demonstrated resiliency through this global pandemic, including Distribution & Storage West (“D&S West”) record backlog of $157.3 million as of June 30, 2020. One aspect of the resiliency of these businesses is our focus on long-term partnerships and agreements. We have worked to expand our long-term agreements to more customers, include parts, repair and service in those agreements, and target longer durations. Historically, we had few long-term agreements and none had a repair and service element. In the second quarter 2020, we executed agreements with significant industrial gas customers such as Matheson and Praxair. We have added an extensive parts, repair and service agreement with a major industrial gas customer, and in June, we completed our first-ever service agreement in Europe with GASUM for parts, service, remote monitoring and calibration services for all GASUM LNG/LCNG stations supplied by Chart to the Nordic Countries. Our long-term agreements now touch a broader set of products and are a lever in our medium-term target of over 20% of total revenue in aftermarket, repair and service.

Our aftermarket, repair and service revenue for the second quarter of 2020 represents over 13.5% of our total revenue. This is an increase from both the first quarter of 2020 which was 13% and from the full year of 2019 which was 12.2%. In 2019, no individual quarter included aftermarket, repair and service revenue greater than 12.8% of total revenue.

We continue to structure the business for profitable growth. Since January 1, 2020, we have reduced headcount by 25% (over 1,100 headcount reduction) while investing in the commercial and engineering organizations. Through June, these changes are expected to result in annualized savings of $61.2 million. In early July, we executed on a further reduction in force in our midstream and upstream air cooler business within Energy & Chemicals FinFans (“E&C FinFans”) to continue to size the necessary workforce to volume levels. This equates to anticipated $3 million of annualized savings. While June 2020 FinFan orders were better than April and May 2020, we continue to see weakness in our traditional oil and gas markets. Also, in the third quarter, we expect additional restructuring charges related to consolidating our Tulsa, Oklahoma air cooler facility into our Beasley, Texas location at which we own 260 acres of land. Annualized cost savings resulting from the reduction of this rooftop is expected to be $12 million, and we expect the project to be completed in approximately 9 months. We will maintain a small office location in Tulsa, Oklahoma for the engineering and sales teams, and we are pleased to share that we have been able to offer all of our remaining Tulsa based team members the opportunity to relocate to Beasley, Texas. The following is the breakdown of projected savings and associated costs by segment by quarter (dollars in millions):

Q1 2020 Actions
	Annualized Savings	2020 Savings	Cost to RIF
D&S West	4.0	3.1	0.9
D&S East	2.6	1.8	0.7
E&C Cryo	5.0	3.7	0.5
E&C FinFans	20.7	16.6	2.4
Corp & Comml	4.1	2.9	0.3
Total	36.5	28.1	4.9

Q2 2020 Actions
	Annualized Savings	2020 Savings	Cost to RIF
D&S West	2.9	1.7	0.2
D&S East	1.8	1.0	1.5
E&C Cryo	7.1	4.7	0.4
E&C FinFans	11.3	6.8	1.1
Corp & Comml	1.7	1.1	1.2
Total	24.7	15.4	4.3

YTD Through June 30, 2020
	Annualized Savings	2020 Savings	Cost to RIF
D&S West	6.9	4.8	1.1
D&S East	4.4	2.8	2.2
E&C Cryo	12.1	8.4	0.9
E&C FinFans	32.0	23.5	3.4
Corp & Comml	5.8	4.0	1.6
Total	61.2	43.4	9.2

Q3 2020 Actions Completed
	Annualized Savings	2020 Savings	Cost to RIF
D&S West	—	—	—
D&S East	—	—	—
E&C Cryo	—	—	—
E&C FinFans	3.0	1.2	0.1
Corp & Comml	—	—	—
Total	3.0	1.2	0.1

YTD Through July 23, 2020
	Projected Annualized Savings	2020 Savings	Cost to RIF
D&S West	6.9	4.8	1.1
D&S East	4.4	2.8	2.2
E&C Cryo	12.1	8.4	0.9
E&C FinFans	34.9	24.7	3.5
Corp & Comml	5.8	4.0	1.6
Total	64.1	44.7	9.3

Facility Consolidation - Partial Savings Begin in Q3 2020
	Annualized Savings	2020 Savings	Cost to Achieve
D&S West	—	—	—
D&S East	—	—	—
E&C Cryo	—	—	—
E&C FinFans (1)	12.0	3.0	9.0
Corp & Comml	—	—	—
Total	12.0	3.0	9.0
(1) Does not include remaining lease payments TBD based on negotiations.
Is a current estimate, amounts subject to change

Given the cost actions and our profitable volume mix, we expect gross margin as a percent of sales to expand throughout the remainder of 2020. Second quarter gross margin as a percent of sales was 29.8% on a GAAP basis, and when adjusted for severance, was 30.3%, a 210 basis point improvement over the second quarter of 2019 and a 60 basis point improvement sequentially from the first quarter of 2020. Normalized SG&A of $43 million in the second quarter was in line with our expectations and we expect this to continue in the $43 to $44 million dollar range for the remaining two quarters of 2020.

“The clean energy transition is well underway, kickstarted by multiple countries issuing new regulations and stimulus packages to move toward LNG, hydrogen, biogas and energy storage amongst other renewables,” stated Jill Evanko, Chart Industries’ CEO and President. “We are well positioned with our existing product and engineering offerings, global geographic manufacturing locations and cost structure to be an early leader in many of these markets and applications. LNG is certainly the most mature of the fuels in the transition, and coupling that with the accelerating hydrogen demand, we see a distinct, conscious move toward alternative power sources globally that will contribute to our ongoing mid-single digit organic, profitable growth.”

Second quarter 2020 reported diluted earnings per share was $0.57, a sequential increase of $0.33 compared to the first quarter of 2020. When adjusted for one-time costs, EPS was $0.63. Severance costs of $4.3 million were associated with our second quarter reductions in force. Total restructuring costs resulted in a $0.18 addback to adjusted diluted EPS, offset by the completion of the sale of our former Chinese manufacturing location, which resulted in a gain on sale of $2.6 million, or $0.07 of adjusted diluted EPS. Finally, adjusted diluted EPS is reduced from the benefit of our mark-to-market on our minority investments of $0.02, and the tax effect of these adjustments.

Debt paydown is our priority for utilization of the cash we generate. In the second quarter, net cash provided by operating activities from continuing operations was $54.8 million, and we generated $44 million of free cash flow from operations (after $11 million of capital expenditures). This brings our net leverage ratio to 2.97, down from 3.12 at the end of the first quarter of 2020.

OUTLOOK 2020
Based on increased clarity in our markets and economy after the disruption earlier in the year from the onset of the COVID-19 pandemic, we are reinstating guidance for 2020. Full year 2020 sales are expected to be $1.3 billion to $1.4 billion and includes $46 million of Venture Global’s Calcasieu Pass revenue in the second half of the year. We anticipate full year diluted adjusted earnings per share to be in the range of $3.00 to $3.50 on 35.3 million weighted average shares outstanding. Our assumed effective tax rate is 19% for the full year 2020.

Our capital expenditures are flexible, and we will continue to assess the spend as the year progresses. At this time, we anticipate capex spend will be in the $30 million to $35 million range. This is an increase from our prior guidance of $25 million to $30 million, due to our planned investment in our new greenfield parts, repair and service location in the eastern United States which has been very positively received by our customers through the long-term agreement processes. The total cost of the project is $7 million, and we have included $5 million of it in the 2020 capex guidance. Additionally, there is approximately $3.5 million of capex required for our building expansion to house the air-cooled heat exchanger product lines that will be consolidated into our Texas facility. We have included half of this in our 2020 guidance.

FORWARD-LOOKING STATEMENTS
Certain statements made in this presentation are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, cost synergies and efficiency savings, objectives, future orders, revenues, margins, earnings or performance, liquidity and cash flow, capital expenditures, business trends, governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this presentation or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; risks relating to the recent outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

USE OF NON-GAAP FINANCIAL INFORMATION
This presentation contains non-GAAP financial information, including adjusted earnings per diluted share, net income attributable to Chart Industries, Inc. adjusted, and free cash flow. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "Q2 and YTD 2020 EPS" and “Q2 and YTD 2020 Free Cash Flow” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2020 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per diluted share because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its second quarter 2020 results on a conference call on Thursday, July 23, 2020 at 9:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 2443539. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 2443539. The replay will be available beginning 1:00 p.m. ET, Thursday, July 23, 2020 until 1:00 p.m. ET, Thursday, July 30, 2020.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Jillian Evanko
Chief Executive Officer
630-418-9403
jillian.evanko@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019
Sales (1)	$310.4	$309.6	$321.1	$631.5	$598.9
Cost of sales	218.0	226.8	229.7	447.7	449.0
Gross profit	92.4	82.8	91.4	183.8	149.9
Selling, general, and administrative expenses	45.0	50.2	53.9	98.9	105.5
Amortization expense	14.0	7.3	14.0	28.0	14.5
Operating expenses	59.0	57.5	67.9	126.9	120.0
Operating income (1) (2) (3) (4) (5)	33.4	25.3	23.5	56.9	29.9
Interest expense, net	7.5	5.4	7.2	14.7	10.7
Unrealized (gain) loss on investment in equity securities	(1.0)	—	4.8	3.8	—
Financing costs amortization	1.1	0.6	1.0	2.1	1.0
Foreign currency loss (gain)	0.9	(0.2)	0.3	1.2	(0.3)
Income before income taxes	24.9	19.5	10.2	35.1	18.5
Income tax expense	3.9	4.9	1.7	5.6	2.9
Net income	21.0	14.6	8.5	29.5	15.6
Less: Income attributable to noncontrolling interests, net of taxes	0.9	0.2	—	0.9	0.3
Net income attributable to Chart Industries, Inc.	$20.1	$14.4	$8.5	$28.6	$15.3

Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.57	$0.44	$0.24	$0.81	$0.48
Diluted	0.57	0.41	0.24	0.80	0.45
Weighted-average number of common shares outstanding:
Basic	35.18	32.47	35.77	35.48	32.02
Diluted (6)	35.31	34.72	36.01	35.66	34.25
_______________
(1)Sales and operating loss for AXC, included in E&C FinFans segment, are as follows:
•Sales were $23.7 and $34.9 for the three months ended June 30, 2020 and March 31, 2020, respectively (Year-to-date June 30, 2020: $58.6).
•Operating loss was $5.4 and $6.0 for the three months ended June 30, 2020 and March 31, 2020, respectively (Year-to-date June 30, 2020: $11.4).
(2)Includes depreciation expense of:
•$9.6, $8.7 and $9.9 for the three months ended June 30, 2020, June 30, 2019 and March 31, 2020, respectively, and
•$19.5 and $17.5 for the six months ended June 30, 2020 and 2019, respectively.
(3)Includes restructuring costs of:
•$5.6, $4.4, and $5.2 for the three months ended June 30, 2020, June 30, 2019 and March 31, 2020, respectively, and
•$10.8 and $11.8 for the six months ended June 30, 2020 and 2019, respectively.
(4)Includes a $2.6 gain on sale of a facility in China for both the three and six months ended June 30, 2020.
(5)Includes transaction-related costs of $1.8 and $2.7 for the three and six months ended June 30, 2019, respectively.
(6)Includes an additional 1.81 and 1.75 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three and six months ended June 30, 2019, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.25 and 1.23 for the three and six months ended June 30, 2019, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019
Net Cash Provided By (Used In) Operating Activities	$54.8	$32.8	$25.5	$80.3	$(0.4)
Investing Activities
Acquisition of businesses, net of cash acquired	—	(1.4)	—	—	(4.2)
Capital expenditures	(10.7)	(9.2)	(10.3)	(21.0)	(15.1)
Proceeds from sale of assets	0.8	—	—	0.8	—
Government grants	(0.1)	—	0.1	—	(0.2)
Net Cash Used In Investing Activities	(10.0)	(10.6)	(10.2)	(20.2)	(19.5)
Financing Activities
Borrowings on revolving credit facilities	29.0	33.2	64.5	93.5	52.0
Repayments on revolving credit facilities	(36.7)	(264.3)	(84.7)	(121.4)	(291.3)
Repayments on term loan	(2.8)	—	(2.8)	(5.6)	—
Payments for debt issuance costs	(1.9)	(2.7)	—	(1.9)	(2.7)
Issuance of shares	—	295.8	—	—	295.8
Payments for equity issuance costs (1)	—	(8.9)	—	—	(8.9)
Proceeds from exercise of stock options	0.6	0.9	2.0	2.6	9.2
Common stock repurchases from share-based compensation plans	—	(0.1)	(1.7)	(1.7)	(2.8)
Common stock repurchases (2)	—	—	(19.3)	(19.3)	—
Dividend distribution to noncontrolling interest	—	(0.4)	—	—	(0.4)
Net Cash (Used In) Provided By Financing Activities	(11.8)	53.5	(42.0)	(53.8)	50.9
Effect of exchange rate changes on cash	0.2	0.9	(3.0)	(2.8)	(0.6)
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	33.2	76.6	(29.7)	3.5	30.4
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (3)	90.3	72.9	120.0	120.0	119.1
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (3)	$123.5	$149.5	$90.3	$123.5	$149.5
_______________
(1)Non-cash financing activities for debt issuance costs and equity issuance costs were $10.9 and $0.6, respectively, for the six months ended June 30, 2019.
(2)Includes $19.3 in shares repurchased through our share repurchase program.
(3)Includes restricted cash and restricted cash equivalents of $1.0 in other assets for each of the periods presented.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$122.5	$119.0
Accounts receivable, net	184.4	202.6
Inventories, net	248.6	219.4
Other current assets	128.8	132.6
Property, plant, and equipment, net	397.5	404.6
Goodwill	844.2	844.9
Identifiable intangible assets, net	500.5	529.1
Investments	9.3	13.4
Other assets	16.8	15.8
TOTAL ASSETS	$2,452.6	$2,481.4

LIABILITIES AND EQUITY
Current liabilities	$359.6	$378.3
Long-term debt	736.0	761.0
Other long-term liabilities	110.6	109.7
Equity	1,246.4	1,232.4
TOTAL LIABILITIES AND EQUITY	$2,452.6	$2,481.4

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020	June 30, 2020	June 30, 2019
Sales
D&S East	$79.7	$77.7	$70.0	$149.7	$146.4
D&S West	106.8	115.7	111.6	218.4	233.7
E&C Cryogenics	63.7	47.6	62.2	125.9	82.7
E&C FinFans (1)	64.1	72.6	80.7	144.8	143.1
Intersegment eliminations	(3.9)	(4.0)	(3.4)	(7.3)	(7.0)
Consolidated	$310.4	$309.6	$321.1	$631.5	$598.9
Gross Profit
D&S East	$15.0	$11.1	$17.1	$32.1	$20.0
D&S West	38.8	42.6	38.7	77.5	82.6
E&C Cryogenics	21.4	10.3	16.1	37.5	10.4
E&C FinFans	17.2	20.2	19.5	36.7	39.4
Intersegment eliminations	—	(1.4)	—	—	(2.5)
Consolidated	$92.4	$82.8	$91.4	$183.8	$149.9
Gross Profit Margin
D&S East	18.8%	14.3%	24.4%	21.4%	13.7%
D&S West	36.3%	36.8%	34.7%	35.5%	35.3%
E&C Cryogenics	33.6%	21.6%	25.9%	29.8%	12.6%
E&C FinFans	26.8%	27.8%	24.2%	25.3%	27.5%
Consolidated	29.8%	26.7%	28.5%	29.1%	25.0%
Operating Income (Loss)
D&S East	$8.1	$1.9	$6.9	$15.0	$(0.4)
D&S West	27.8	28.7	26.5	54.3	54.3
E&C Cryogenics	14.3	—	8.7	23.0	(10.7)
E&C FinFans	(0.2)	10.2	1.1	0.9	19.6
Corporate	(16.6)	(14.1)	(19.7)	(36.3)	(30.4)
Intersegment eliminations	—	(1.4)	—	—	(2.5)
Consolidated (1) (2) (3) (4)	$33.4	$25.3	$23.5	$56.9	$29.9
Operating Margin (Loss)
D&S East	10.2%	2.4%	9.9%	10.0%	(0.3)%
D&S West	26.0%	24.8%	23.7%	24.9%	23.2%
E&C Cryogenics	22.4%	—%	14.0%	18.3%	(12.9)%
E&C FinFans	(0.3)%	14.0%	1.4%	0.6%	13.7%
Consolidated	10.8%	8.2%	7.3%	9.0%	5.0%
_______________
(1)Sales and operating loss for AXC, included in E&C FinFans segment, are as follows:
•Sales were $23.7 and $34.9 for the three months ended June 30, 2020 and March 31, 2020, respectively (Year-to-date June 30, 2020: $58.6).
•Operating loss was $5.4 and $6.0 for the three months ended June 30, 2020 and March 31, 2020, respectively (Year-to-date June 30, 2020: $11.4).
(2)Restructuring costs/(credits) for the three months ended:
•June 30, 2020 were $5.6 ($0.9 - D&S East, $0.2 - D&S West, $0.4 - E&C Cryogenics, $2.5 - E&C FinFans, and $1.6 - Corporate).

•June 30, 2019 were $4.4 ($5.4 - D&S East, $0.1 - D&S West, $(1.2) - E&C Cryogenics, and $0.1 - E&C FinFans).
•March 31, 2020 were $5.2 ($1.0 - D&S East, $0.8 - D&S West, $0.4 - E&C Cryogenics, $2.4 E&C FinFans, and $0.6 - Corporate).
(3)Includes a $2.6 gain on sale of a facility in China for both the three and six months ended June 30, 2020 recorded within our D&S East segment.
(4)Includes transaction-related costs of $1.8 and $2.7 for the three and six months ended June 30, 2019, respectively, recorded within Corporate.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020
Orders
D&S East	$67.9	$78.8	$70.4
D&S West	114.6	115.8	117.9
E&C Cryogenics (1)	47.2	49.6	51.2
E&C FinFans (2)	37.6	77.8	69.1
Intersegment eliminations	0.3	—	(4.3)
Consolidated	$267.6	$322.0	$304.3

	As of
	June 30, 2020	June 30, 2019	March 31, 2020
Backlog
D&S East	$218.2	$203.4	$221.0
D&S West	157.3	130.1	150.9
E&C Cryogenics (1) (3)	257.3	301.9	273.2
E&C FinFans (2)	68.3	117.4	94.7
Intersegment eliminations	(3.8)	—	(7.3)
Consolidated	$697.3	$752.8	$732.5
_______________
(1)E&C Cryogenics orders and backlog for the three months ended June 30, 2019 include a $135 million order for the cold box and brazed aluminum heat exchanger equipment content on Venture Global’s Calcasieu Pass liquefied natural gas (LNG) export terminal project (“Calcasieu Pass”). As of the end of the second quarter of 2020, there was $72.0 million of Calcasieu Pass backlog remaining.
(2)E&C FinFans orders include $11.3 and $39.7 in orders related to AXC for the three months ended June 30, 2020 and March 31, 2020, respectively. E&C FinFans backlog as of June 30, 2020 includes $24.3 related to AXC.
(3)Included in the E&C Cryogenics backlog for all periods presented is approximately $40 million related to the previously announced Magnolia LNG order.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020
Earnings per diluted share as reported (U.S. GAAP)	$0.57	$0.41	$0.24
Restructuring, transaction-related and other costs (1)	0.18	0.20	0.16
Gain on sale of a facility in China (2)	(0.07)	—	—
Integration and step up costs (3)	—	0.02	0.03
COVID-19 related costs (4)	—	—	0.03
Stabilis investment mark-to-market adjustment	(0.02)	—	0.15
Commercial and legal settlements	—	—	0.02
Accelerated tax impacts related to China facility closure (5)	—	0.05	—
Dilution impact of convertible notes (6)	—	0.02	—
Tax effects	(0.03)	(0.02)	(0.06)
Adjusted earnings per diluted share (non-GAAP)	$0.63	$0.68	$0.57
______________
(1)During the first and second quarters of 2020, we recorded $5.2 and $5.6 in restructuring costs, respectively, primarily related to headcount reductions, in order to manage through a downturn in our E&C FinFans segment and smaller reductions in our other segments and corporate in order to reduce redundant work. During the second quarter of 2019, we recorded $4.4 of restructuring costs primarily related to the closure of a facility in D&S East, as well as departmental restructuring, including headcount reductions. We also incurred $2.4 in transaction-related and other one-time costs during the second quarter of 2019.
(2)Includes a $2.6 gain on sale of a facility in China for the three months ended June 30, 2020 recorded within our D&S East segment.
(3)Includes $1.7 in expense recognized in cost of sales related to inventory step-up for the first half of 2019. We also incurred $0.8 related to integration activities for a previous acquisition in the three months ended June 30, 2019.
(4)COVID-19 related costs include freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products.
(5)Includes $1.7 related to the accelerated tax impacts of closing a China facility.
(6)Includes an additional 1.81 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended June 30, 2019. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 1.25 for the three months ended June 30, 2019.
Adjusted earnings per diluted share is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that adjusted earnings per share facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC., ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020
Net income attributable to Chart Industries, Inc., as reported (U.S. GAAP)	$20.1	$14.4	$8.5
Interest accretion of convertible notes discount	2.0	1.9	1.9
Employee share-based compensation expense	2.0	1.9	2.9
Financing costs amortization	1.1	0.6	1.0
Unrealized foreign currency transaction gain	—	0.3	—
Unrealized loss on investment in equity securities	(1.0)	—	4.8
Other non-cash operating activities	(0.8)	2.4	3.2
Net income attributable to Chart Industries, Inc., adjusted (non-GAAP)	$23.4	$21.5	$22.3
_______________
Net income attributable to Chart Industries, Inc., adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that Net income attributable to Chart Industries, Inc., adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	June 30, 2020	June 30, 2019	March 31, 2020
Net cash provided by operating activities	$54.8	$32.8	$25.5
Capital expenditures	(10.7)	(9.2)	(10.3)
Free cash flow (non-GAAP)	$44.1	$23.6	$15.2
_______________
Free cash flow is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net cash provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (UNAUDITED)

	Three Months Ended
	June 30. 2020	June 30. 2019	March 31, 2020
Sales	$310.4	$309.6	$321.1
Gross profit as reported (U.S. GAAP)	92.4	82.8	91.4
Restructuring, transaction-related and other costs	1.7	4.0	3.4
Integration and step up costs	—	0.4	0.5
Adjusted gross profit (non-GAAP)	$94.1	$87.2	$95.3
Adjusted gross profit margin (non-GAAP)	30.3%	28.2%	29.7%

Selling, general and administrative expenses as reported (U.S. GAAP)	$45.0
Restructuring, transaction-related and other costs	(4.6)
Gain on sale of a facility in China	2.6
Adjusted selling, general and administrative expenses (non-GAAP)	$43.0
_______________
Adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit, gross profit margin and selling, general and administrative expenses in accordance with U.S. GAAP. Management believes that adjusted gross profit, adjusted gross profit margin and adjusted selling, general and administrative expenses facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculations of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.